Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Greg Rose	Investors:
Transmeta Corporation	Mozes Communications LLC
(408) 919-3000	Kristine Mozes
(781) 652-8875
Transmeta Corporation Streamlines Operations to Focus
on Core Business of IP Licensing
Actions Expected to Result in $17M to $23M in
Annualized Savings
SANTA CLARA, California (February 5, 2007) — Transmeta Corporation (NASDAQ: TMTA) today announced that the company is streamlining its operations to focus on its core business of developing and licensing intellectual property.
“Transmeta has a long history of pioneering innovative technologies that have resulted in a very strong intellectual property portfolio,” said Lester Crudele, president and CEO. “After a critical evaluation of all our lines of businesses, we have decided that IP development and licensing will be our core business activity going forward. We continue to believe that this is the best way for us to deliver our technology to the market and monetize our investments. Therefore, we have initiated a restructuring plan to re-align our headcount and expenses accordingly.”
On Friday, February 2, 2007, Transmeta began the initial phase of its re-alignment by decreasing its worldwide workforce by approximately 39 percent, or 75 employees, most of whom worked in the Company’s engineering services business. The Company also took the initial steps to close its sales and support offices in Taiwan and Japan. Over the next two quarters, as the company completes its existing engineering services work, the company expects to further reduce its headcount by about 25 to 55 people, depending on the level of support required for the Microsoft FlexGo program.
The Company estimates that these actions will result in cumulative restructuring charges in the range of $11 million to $14 million, the vast majority of which will be an expense in the first quarter of 2007. The Company estimates these actions will require total cash expenditures of about $7 million to $10 million, which will be incurred primarily in the first quarter. The Company expects these actions to generate cost savings in the range of $17 million to $23 million on an annualized basis.
Conference Call
The company will hold a conference call at 8:00 a.m. Eastern time (ET) / 5:00 a.m. Pacific time (PT) today, February 5, 2007 to discuss this announcement. To listen to the conference call, please dial (913) 312-1297. The conference call will also be available to
-more-

the public live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until February 12, 2007. The phone number to access the recording is (888) 203-1112, and the passcode is 1172402. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We now also provide, through strategic alliances and under contract, engineering services that leverage our microprocessor design and development capabilities. In addition to our microprocessor product and services businesses, we also develop and license advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include practical difficulties in implementing our restructuring plan and modifying our business model, the risk that we might not successfully negotiate any additional agreements to provide engineering services, the potential loss of key technical and business personnel, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, uncertainty about the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, the risk that we have difficulties entering into strategic collaborations or raising financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.